1221 Peachtree Street, N.E. • Suite 400 • Atlanta, Georgia 30361

Telephone: +1.404.521.3939 • jonesday.com

Exhibit 5.1

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS
DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID
MELBOURNE • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH
SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

May 15, 2025

Newell Brands, Inc.
5 Concourse Parkway, N.E.
8th Floor
Atlanta, Georgia 30328

Re: Registration Statement on Form S-8 filed by Newell Brands, Inc.

Ladies and Gentlemen:

We have acted as counsel for Newell Brands Inc., a Delaware corporation (the “Company”), in connection with the registration of an additional 13,000,000 shares (the “Additional 2022 Shares”) of the Company’s common stock, par value $1.00 per share (“Common Stock”), that may be issued pursuant to the Newell Brands Inc. 2022 Incentive Plan, as amended through May 8, 2025 (the “2022 Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Additional 2022 Shares that may be issued or delivered and sold pursuant to the 2022 Plan and authorized forms of stock option, restricted stock, restricted stock unit or other applicable agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with such 2022 Plan and Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Additional 2022 Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Additional 2022 Shares pursuant to the 2022 Plan and Award Agreement will be in full force and effect at all times at which such Additional 2022 Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the 2022 Plan will be approved by the Board of Directors of the Company or an authorized committee thereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Jones Day